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                                                                     EXHIBIT 5.1

                  [STRADLING YOCCA CARLSON & RAUTH LETTERHEAD]

                                December 7, 2000

Computer Motion, Inc.
130-B Cremona Drive
Goleta, CA 93117

         Re: Registration Statement on Form S-3

Ladies and Gentlemen:

         At your request, we have examined the form of Registration Statement on Form S-3 (the "Registration Statement") being filed by Computer Motion, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,317,216 shares of the Company's common stock, $0.001 par value ("Common Stock") 1,670,382 shares of which will be issued to certain warrant holders upon exercise of their warrants and 646,834 shares of which were issued to certain selling stockholders in separate and unrelated transactions. The shares of common stock may be offered for resale from time to time by and for the account of the selling stockholders of the Company as named in the Registration Statement.

         We have reviewed the corporate action of the Company in connection with this matter and have examined such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

         Based on the foregoing, it is our opinion that 2,317,216 shares of common stock covered by the Registration Statement have been duly authorized and 646,834 shares have been, and 1,670,382 shares will be, on execution of the warrants in accordance with their terms, validly issued, and are fully paid and nonassessable.

         We consent to the use of this opinion as exhibit to the Registration Statement.

                                       Very truly yours,

                                       STRADLING YOCCA CARLSON & RAUTH

                                       /s/ Stradling Yocca Carlson & Rauth